Exhibit 99.1

American Battery Technology Company Selected for US DOE Grant for $115M First-of-Kind Commercial-Scale Lithium Manufacturing Facility

Accelerates Development of First-of-Kind, Sustainable, Secure US-Based Lithium Manufacturing Facility

Reno, Nev – October 21, 2022. American Battery Technology Company, (ABTC) (OTCQB: ABML), an American critical battery materials company that is commercializing both its primary minerals manufacturing and secondary minerals lithium-ion battery recycling technologies, was selected as a recipient of competitive funding under the Bipartisan Infrastructure Law to expand domestic manufacturing of battery grade lithium hydroxide for lithium-ion batteries for electric vehicles, with a focus on domestic processing of materials and components that are currently imported from foreign countries.

In collaboration with grant partners DuPont Water Solutions, University of Nevada, Reno, and Argonne National Laboratory, ABTC was awarded $57 million towards this project from the U.S. Department of Energy (DOE) to design, construct, commission, and operate a first-of-kind commercial scale facility to demonstrate its novel process for the manufacturing of battery cathode grade lithium hydroxide from unconventional Nevada-based lithium-bearing sedimentary resources. By demonstrating at commercial scale this new low-cost and low- environmental impact process for manufacturing lithium products from unconventional sedimentary resources, the domestic-U.S. lithium resource base can be expanded and allow for the U.S. battery manufacturing supply chain to operate in a self-sustaining closed-loop fashion. This award was announced during a Presidential event at the White House, which included a direct conversation about the importance of this project between U.S. President Joe Biden, Secretary of Energy Jennifer Granholm, and ABTC CEO Ryan Melsert.

“We are honored and excited to be selected for this investment from the US government to accelerate the construction and commissioning of our first-of-kind commercial scale lithium refinery to manufacture battery grade metals from Nevada-based sedimentary claystone resources,” stated ABTC CEO Ryan Melsert. “The U.S. has unfortunately been essentially a non-player in the lithium manufacturing industry in recent decades, and while the nation has established large amounts of multi-billion dollar electrical vehicle and lithium-ion battery factories in recent years, nearly 100% of the lithium materials that feed these facilities are imported from foreign countries.”

Currently, the vast majority of lithium products manufactured globally utilize conventional brines or hard rock ores as feedstock material, and less than 1% of these lithium products are sourced from within the U.S. Moreover, the implementation of responsible and sustainable domestic sourcing and processing of the critical materials used to manufacture lithium-ion batteries will strengthen American supply chains, accelerate battery production to meet increased demand, and secure the nation’s economic competitiveness, energy independence, and national security.

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This grant accelerates progress on the demonstration and facility commercialization efforts already underway, as ABTC, in collaboration with DuPont and the University of Nevada, Reno, was awarded a $4.5M grant from the U.S. Department of Energy in 2021 to build and operate a multi-ton per day demonstration-scale system to accelerate the commercialization and scale-up of this critical lithium manufacturing technology.

This funding announced by the DOE is the first phase of over $7 billion in total provided by the President’s Bipartisan Infrastructure Law for the battery supply chain. The DOE’s Office of Manufacturing and Energy Supply Chains (MESC) is responsible for strengthening and securing manufacturing and energy supply chains needed to modernize the nation’s energy infrastructure and support a clean and equitable energy transition. MESC will manage the portfolio of projects with support from the DOE’s Office of Energy Efficiency and Renewable Energy’s Vehicle Technologies Office.

In addition to securing a sustainable, domestic supply of battery grade lithium hydroxide, the project as designed is intended to provide local permanent jobs, infrastructure improvements, educational opportunities, and other economic developments. This program will work to develop the next generation of diverse scientists and engineers that will continue innovating for future generations. By leveraging resources and expertise of collaborating grant partners, the project has the potential to create over 150 new skilled regional jobs and foster local community- driven betterment through an environment and equity focused micro-grants program. Building off our current partnership in place with the University of Nevada, Reno, ABTC will work to expand STEM based education for disadvantaged communities and student internship opportunities.

“American Battery Technology Company is demonstrating tremendous leadership in the development of technologies and a new energy economy on the campus of the University of Nevada, Reno,” said University President Brian Sandoval. “Through the creation of jobs and internships, they are giving new experiences to our students and contributing to the preparedness and diversity of our future scientists and the nation.”

About American Battery Technology Company

American Battery Technology Company is uniquely positioned to supply low-cost, low-environmental impact, and domestically sourced battery metals through its three divisions: lithium-ion battery recycling, primary battery metal extraction technologies, and primary resources development.

American Battery Technology Company has built a clean technology platform that is used to provide a key source of domestically manufactured critical and strategic battery metals to help meet the near insatiable demand from the electric vehicle, electrical grid storage, and consumer electronics industries. This ESG- principled platform works to create a closed-loop circular economy for battery metals that champions ethical and environmentally sustainable sourcing of critical and strategic materials.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are “forward-looking statements.” Although the American Battery Technology Company’s (the “Company) management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, interpretations or reinterpretations of geologic information, unfavorable exploration results, inability to obtain permits required for future exploration, development or production, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices, final investment approval and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended June 30, 2022. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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American Battery Technology Company Media Contact:

Tiffiany Moehring

tmoehring@batterymetals.com

720-254-1556

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